                                                                  Exhibit (c)(2)

                            ASSET PURCHASE AGREEMENT

                                     among

                              KUHLMAN CORPORATION,

                             TRANSPRO GROUP, INC.,

                         KYSOR INDUSTRIAL CORPORATION,

                          and certain subsidiaries of

                          KYSOR INDUSTRIAL CORPORATION


                                  dated as of

                                February 2, 1997

                               TABLE OF CONTENTS
                               ----- -- --------
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ARTICLE I
     THE BASIC TRANSACTION...................................................  1
     Section 1.1.  Agreement to Purchase and Sell Assets.....................  1
     Section 1.2.  Purchase Price; Allocation................................  3
     Section 1.3.  Closing...................................................  4
     Section 1.4.  Deliveries at Closing.....................................  4

ARTICLE II

     REPRESENTATIONS AND WARRANTIES OF SELLERS...............................  5
     Section 2.1.  Organization..............................................  5
     Section 2.2.  Authority.................................................  5
     Section 2.3.  No Violations; Consents and Approvals.....................  6
     Section 2.4.  Financial Statements......................................  6
     Section 2.5.  SEC Documents.............................................  7
     Section 2.6.  Absence of Certain Changes................................  7
     Section 2.7.  Litigation................................................  7
     Section 2.8.  Compliance with Applicable Law............................  7
     Section 2.9.  Taxes.....................................................  8
     Section 2.10. Termination, Severance and Employment Agreements..........  8
     Section 2.11. Employee Benefit Plans; ERISA.............................  9
     Section 2.12. Environmental Matters..................................... 10
     Section 2.13. Labor Matters............................................. 10
     Section 2.14. Title to and Condition of the Purchased Assets............ 11
     Section 2.15. Real Property............................................. 11
     Section 2.16. Intellectual Property..................................... 11
     Section 2.17. Contracts................................................. 11
     Section 2.18. Broker's Fees............................................. 12

ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER.............. 12
     Section 3.1.  Organization.............................................. 12
     Section 3.2.  Authority................................................. 12
     Section 3.3.  No Violations; Consents and Approvals..................... 12
     Section 3.4.  Broker's Fees............................................. 13
     Section 3.5.  Acceptance of Purchased Assets............................ 13
     Section 3.6.  Financing................................................. 13

ARTICLE IV

     COVENANTS............................................................... 13
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
     Section 4.1.  Conduct of Business....................................... 13
     Section 4.2.  Names..................................................... 14
     Section 4.3.  Access to Information..................................... 14
     Section 4.4.  Reasonable Best Efforts................................... 14
     Section 4.5.  Public Announcements...................................... 14
     Section 4.6.  Notification of Certain Matters........................... 15
     Section 4.7.  Expenses.................................................. 15
     Section 4.8.  HSR Filing................................................ 15
     Section 4.9.  Employees................................................. 15
     Section 4.10. Preparation of Financial Statements....................... 15
     Section 4.11. Post-Closing Access to Records............................ 15
     Section 4.12. Bulk Transfer Laws........................................ 16
     Section 4.13. Section 338 Election; Tax Returns......................... 16
     Section 4.14. Consents.................................................. 16
     Section 4.15. Litigation Matters........................................ 16
     Section 4.16. Insurance Matters......................................... 17
     Section 4.17. Collectively Bargained Qualified Plans.................... 18
     Section 4.18. Other Qualified Plans..................................... 19
     Section 4.19. Welfare Plans............................................. 20
     Section 4.20. Further Assurances........................................ 21
     Section 4.21. Restrictive Covenants..................................... 22

ARTICLE V

     CONDITIONS TO THE OBLIGATIONS OF THE PARTIES............................ 22
     Section 5.1.  Conditions to Obligations of the Parties.................. 22
     Section 5.2.  Additional Conditions to Obligations of Parent
                   and the Purchaser......................................... 22
     Section 5.3.  Additional Conditions to Obligations of Sellers........... 23

ARTICLE VI

     TERMINATION............................................................. 24
     Section 6.1.  Termination............................................... 24
     Section 6.2.  Termination by Parent..................................... 24
     Section 6.3.  Termination by Kysor...................................... 24
     Section 6.4.  Notice of Termination..................................... 25
     Section 6.5.  Effect of Termination..................................... 25
     Section 6.6.  Termination Fee........................................... 25

ARTICLE VII

     INDEMNIFICATION AND RELATED MATTERS..................................... 25

     Section 7.1.  Survival of Representations, Warranties and Covenants..... 25
     Section 7.2.  Indemnity by Sellers...................................... 26
     Section 7.3.  Indemnity by Parent and the Purchaser..................... 26
     Section 7.4.  Limits on Indemnification................................. 26

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

     Section 7.5.  Third Party Claims.........................................27


ARTICLE VIII

     MISCELLANEOUS............................................................28
     Section 8.1.  Modification and Waiver....................................28
     Section 8.2.  Notices....................................................28
     Section 8.3.  Assignment.................................................29
     Section 8.4.  Governing Law..............................................29
     Section 8.5.  Counterparts...............................................30
     Section 8.6.  Interpretation.............................................30
     Section 8.7.  Entire Agreement...........................................30
     Section 8.8.  Severability...............................................30

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of February 2, 1997 by and among KUHLMAN CORPORATION, a Delaware corporation ("Parent"), TRANSPRO GROUP, INC., a Delaware corporation and wholly owned subsidiary of Parent (the "Purchaser"), KYSOR INDUSTRIAL CORPORATION, a Michigan corporation ("Kysor"), and the corporations listed on Annex A, each a direct or indirect wholly owned domestic subsidiary of Kysor (each individually a "Subsidiary" and collectively the "Subsidiaries"). Kysor and the Subsidiaries are sometimes collectively referred to as "Sellers" and individually as a "Seller." Sellers, Parent and the Purchaser are sometimes collectively referred to as the "Parties" and individually as a "Party."

     Kysor, through the Subsidiaries, certain direct or indirect wholly owned foreign subsidiaries listed on Annex B (the "Foreign Subsidiaries"), and certain divisions of its own ("Divisions") (collectively, "TPG"), designs, manufactures and markets engine-performance systems, engine-protection systems and components and accessories for heavy-duty trucks, other commercial vehicles and marine equipment (the "Business"). This Agreement sets forth the terms and conditions under which Sellers are willing to sell to the Purchaser, and the Purchaser is willing to purchase from Sellers, with respect to the Divisions and Subsidiaries located in the United States, substantially all of the Divisions' and Subsidiaries' respective assets relating to the Business, including all of the capital stock of the Foreign Subsidiaries.

                   ACCORDINGLY, the Parties agree as follows:

                                   ARTICLE I

                             THE BASIC TRANSACTION

     Section 1.1. Agreement to Purchase and Sell Assets. On the terms and subject to the conditions of this Agreement, at the Closing (defined below) the Purchaser will purchase from Sellers, and Sellers will sell and transfer to the Purchaser, all of the right, title and interest that Sellers possess and have the right to transfer in all of the properties, assets, rights, claims and goodwill relating exclusively to the Business (collectively, the "Purchased Assets"), including without limitation the following:

          (a) Current Assets. All accounts and notes receivable, prepaid expenses, deposits, rights or claims to refunds or rebates of any kind and all other current assets;

          (b) Inventory. All inventories of raw materials, work-in-process, finished goods (including all inventories consigned to dealers, sales representatives and others) and supplies, wherever located;

          (c) Equipment. All machinery, equipment, tooling, dies, molds, tools, fixtures, furniture, office equipment, computer equipment and software, showroom models and displays, automobiles, trucks, trailers, other vehicles, fuel, spare parts and leasehold improvements, together with all express and implied warranties by the manufacturers or sellers of those items, and all maintenance records, brochures, catalogues and other documents relating to those items or to the installation or functioning of those items;

          (d) Real Property. The real property owned by Sellers described on attached Exhibit 1.1(d) (the "Real Property"), together with all related land rights, easements, rights of way and other appurtenances to the property, and all blueprints, building drawings, architectural specifications and other documents relating to the property;

          (e) Real Property Leases. The real property leases listed on attached
     Exhibit 1.1(e), and any leasehold improvements and security or similar deposits relating to those leases;

          (f) Contracts. All customer and supplier purchase orders, personal property leases and other contracts, agreements and commitments, and any security or similar deposits relating to those contracts, agreements and commitments;

          (g) Intellectual Property. All registered and unregistered domestic and foreign patents, patent applications, inventions upon which patent applications have not yet been filed, service marks, trade names, trademarks, trademark registrations and applications, logos, copyrighted works, copyright registrations and applications, trade secrets, formulae, technology, designs, processes, inventions, know-how and other intellectual property rights (collectively, the "Intellectual Property Assets");

          (h) Records. All records, customer and supplier lists, payroll and personnel records, product information, product drawings, production documentation, material specifications, equipment lists, formulae, specifications, drawings, plans, reports, data, notes, correspondence, contracts, labels, catalogues, brochures, art work, photographs, advertising materials, marketing and production literature, files and other records and documents, including books of account, ledgers, and other financial records;

          (i) Permits and Licenses. All permits, licenses, orders, franchises, and approvals to the extent transferable;

          (j) Intangible Property Rights. All suits, claims, actions, proceedings or investigations and other intangible property rights;

          (k) Insurance Policies. The life insurance policies upon the life of Timothy Campbell, William Cobb and William Venema and all insurance policies solely relating to the Business or the Purchased Assets to the extent assignable; and

          (l) Foreign Subsidiaries. All of the issued and outstanding capital stock of the Foreign Subsidiaries.

     Notwithstanding the foregoing, the Purchased Assets do not include those assets set forth on attached Exhibit 1.1(m) (the "Excluded Assets"). The Purchased Assets will be transferred to the Purchaser free and clear of all claims, liens, mortgages, security interests, encumbrances, charges, obligations, rights of third parties and other restrictions ("Liens"), except for those Liens described on attached Exhibit 1.1(n) (the "Permitted Liens").

     Section 1.2  Purchase Price; Allocation.

          (a) In consideration of the transfer of the Purchased Assets to the Purchaser and Sellers' other undertakings set forth in this Agreement, the Purchaser will, and Parent will cause the Purchaser to (including providing sufficient funds), pay to Sellers an aggregate of Eighty-Six Million Dollars ($86,000,000) (collectively, the "Purchase Payment"), payable at Closing by wire transfer of immediately available funds to an account or accounts designated by Sellers.

          (b) As additional consideration for the transfer of the Purchased Assets to the Purchaser and Sellers' other undertakings set forth in this Agreement, at Closing the Purchaser will, and Parent will cause the Purchaser to (including providing sufficient funds), assume and fully pay, satisfy and discharge when due (other than in the case of any good faith disputes) all of Sellers' respective liabilities and obligations to the extent relating to the Business (whether due or to become due, known or unknown, absolute or contingent, or liquidated or unliquidated), including without limitation all liabilities for taxes (other than income taxes imposed on any Seller relating to the Business and other than income taxes imposed on any Foreign Subsidiary with respect to taxable periods ending prior to the Closing and, with respect to any taxable periods beginning before and ending after the Closing, the portion of such taxable periods ending on and including the Closing, determined on the basis of a "closing of the books" as of the time of Closing but with items determined on an annual basis (such as depreciation) allocated pro rata on a daily basis and with any net operating loss carryforwards allocated first to reduce income allocable to the period prior to the Closing), all liabilities and obligations in respect of any Litigation Claim (as defined below) constituting an Assumed Liability, all employee benefit and welfare obligations and other employment-related liabilities, including any severance obligations to employees of the Divisions and the Subsidiaries not hired by the Purchaser and obligations to Timothy Campbell, William Cobb and William Venema under their respective Supplemental Executive Retirement Plans with Kysor, as amended, all employee benefit-related obligations to the extent provided in Sections 4.17, 4.18 and 4.19 below, all liabilities and obligations arising under the contracts, agreements and other commitments included in the Purchased Assets, obligations under that certain Indemnity Agreement between Kysor and Timothy Campbell with respect to acts or omissions occurring at or prior to the Closing with respect to the Business, and all environmental liabilities and all other liabilities associated with the Business, in each case regardless of whether disclosed to Parent or the Purchaser and regardless of whether consistent with the representations and warranties of Sellers in this Agreement (collectively, the "Assumed Liabilities"). Notwithstanding the foregoing, (i) the Assumed Liabilities will not include those liabilities described in attached
     Exhibit 1.2(b), and (ii) Kysor, on the one hand, will be liable for one-half of all sales, use, excise, transfer, documentary, recording and other taxes and fees associated with the transfer of the Purchased Assets to the Purchaser (the "Transfer Taxes") and Parent and the Purchaser, on the other hand, will be liable for one-half of all Transfer Taxes, and the Parties will reimburse each other as appropriate to effect the foregoing allocation of responsibility. The Parties acknowledge and agree that the Assumed Liabilities include any environmental liabilities to the extent they relate to properties owned, operated or utilized, or to which any materials or substances were sent or disposed of, by or with respect to the Business, in each case before or after Closing. The Purchase Payment and the Assumed Liabilities are collectively referred to in this Agreement as the "Purchase Price."

          (c) The Purchase Price will be allocated among the Purchased Assets as mutually determined by the Parties not later than the Closing in accordance with Section 1060 of the Code (as defined below) and the regulations thereunder, which allocation will be binding on the Parties for tax purposes.

     Section 1.3. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place in the office of Rudnick & Wolfe, 203 North LaSalle Street, Chicago, Illinois 60601 at 10 a.m. local time on the second business day after the satisfaction of the conditions set forth in
Article V below. The Closing will be effective as of the close of business on the actual day of Closing, and possession of the Purchased Assets shall be delivered to Purchaser immediately after the Closing on the Closing Date.

     Section 1.4. Deliveries at Closing. At the Closing: (a) Sellers will (i) deliver to Parent and the Purchaser the various certificates, instruments and documents referred to in Section 5.2 below, (ii) execute, acknowledge (if appropriate) and deliver to the Purchaser instruments of sale, transfer, conveyance and assignment (in form and substance acceptable to the Purchaser) sufficient to transfer the Purchased Assets to the Purchaser, provided that no such instrument shall expand in any manner the representations and warranties made by Sellers in this Agreement, (iii) deliver to the Purchaser resignations of members of the respective Boards of

Directors of each Foreign Subsidiary as requested by the Purchaser before Closing, and (iv) deliver to Parent and the Purchaser any other documents required under this Agreement or reasonably requested by Parent or the Purchaser so long as they do not expand in any manner the representations and warranties made by Sellers in this Agreement; and (b) Parent and/or the Purchaser, as applicable, will (i) deliver to Sellers the Purchase Payment, (ii) execute, acknowledge (if appropriate) and deliver to Sellers an instrument or instruments (in form and substance acceptable to Sellers) effecting the assumption of the Assumed Liabilities, provided, that no such instrument will expand in any manner the assumption of obligations of Parent and Purchaser in this Agreement, (iii) deliver to Sellers the various certificates, instruments and other documents referred to in Section 5.3 below, and (iv) deliver to Sellers any other documents required under this Agreement or reasonably requested by any Seller.


                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers (which for purposes of this Article II are deemed to include the Foreign Subsidiaries) represent and warrant to Parent and the Purchaser, jointly and severally, as follows, except as previously disclosed by Sellers in an SEC Document (defined in Section 2.5 below) or in a disclosure letter dated of the date of this Agreement and delivered to Parent and the Purchaser on the date hereof, including the materials referenced in that letter (the "Disclosure Letter"):

     Section 2.1. Organization. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Seller has all requisite corporate power and authority to own, lease and operate its properties relating to the Business and to conduct its operations relating to the Business as now being conducted. Each Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it with respect to the Business or the nature of its operations relating to the Business makes such qualification necessary, except in those jurisdictions where the failure to be duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets or condition of Sellers taken as a whole with respect to the Business (a "Seller Material Adverse Effect"). Complete copies of each Seller's charter and bylaws, including all amendments, will be delivered to the Purchaser before the Closing. Kysor owns directly or indirectly all of the outstanding capital stock of each Subsidiary.

     Section 2.2. Authority. Each Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and approved by the Board of Directors of each Seller and the shareholder of each Subsidiary and no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each Seller and, assuming this Agreement constitutes a legal, valid and binding agreement of Parent and the Purchaser, it constitutes a legal, valid and binding agreement of each Seller, enforceable against it in accordance with its terms.

     Section 2.3.  No Violations; Consents and Approvals.

          (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement nor compliance by any Seller with any of the provisions of this Agreement will
     (i) violate any provision of any Seller's charter or bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any of the terms, conditions or provisions of any license, franchise, permit or agreement, or (iii) violate any statute, rule, regulation, order or decree of any public body or authority by which any Seller or any of the Purchased Assets are bound, excluding from the foregoing clauses (ii) and (iii) any violations, breaches, defaults or rights that either would not have a Seller Material Adverse Effect or materially impair any Seller's ability to consummate the transactions contemplated by this Agreement or for which any Seller has received, or on or before Closing will have received, appropriate consents or waivers.

          (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required in connection with the execution and delivery of this Agreement by Sellers, or the consummation by Sellers of the transactions contemplated by this Agreement, except (i) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) any filings and consents that may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, (iii) any filings, consents or approvals as may be required under the laws of any foreign country in which Sellers, or any of them, conduct business or own any property or assets and (iv) any other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings not obtained or made before the Closing the failure of which to be obtained or made would not have a Seller Material Adverse Effect.

     Section 2.4. Financial Statements. Copies of unaudited consolidated financial statements of Sellers with respect to the Business for the fiscal years ending December 31, 1996 and 1995 (collectively, the "Financial Statements") have been provided to Parent and the Purchaser. The Financial Statements, including all notes and schedules to the Financial Statements, if any, are in accordance with Sellers' books and records relating to the Business, accurately and fairly reflect Sellers' transactions, assets and liabilities relating to the Business, and present fairly Sellers' financial position with respect to the Business as of the respective dates indicated and the results of Sellers' operations and changes in cash flows with respect to the Business for the respective periods then ended, in conformity with generally accepted accounting principles (except as may be indicated in the notes accompanying the Financial Statements).

     Section 2.5. SEC Documents. Kysor has made available to Parent and the Purchaser accurate and complete copies of each registration statement, report, proxy statement, information statement or schedule, together with all amendments, that were required to be filed with the Securities and Exchange Commission ("SEC") by Kysor since January 1, 1994 (the "SEC Documents"), each of which was timely filed with the SEC. As of their respective dates, the SEC Documents complied, or will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, and none of the SEC Documents contained, or will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or are made, not misleading.

     Section 2.6. Absence of Certain Changes. Since December 31, 1996, no Seller has (a) incurred any liabilities or obligations of any nature, whether accrued, contingent or otherwise, or suffered any event or occurrence that would have a Seller Material Adverse Effect, or (b) made any changes in accounting methods, principles or practices with respect to the Business. Since December 31, 1996, each Seller has operated the Business according to its ordinary course of business consistent with past practice.

     Section 2.7. Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Sellers, threatened against any Seller, with respect to the Business, before any court or governmental entity that would have a Seller Material Adverse Effect or prevent or delay the consummation of the transactions contemplated by this Agreement. No Seller is subject to any outstanding order, writ, injunction or decree that, to the extent reasonably foreseen, in the future would have a Seller Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated by this Agreement.

     Section 2.8.  Compliance with Applicable Law.  With respect to the
Business:

     (a) Sellers hold all permits, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for the lawful conduct of the Business (the "Permits"), except for failures to hold any Permits that would not have a Seller Material Adverse Effect;

     (b) Each Seller is in compliance with the Permits applicable to it, except where the failure to comply would not have a Seller Material Adverse Effect;

     (c) The operations of the Business have not been and are not being conducted in violation of any law, ordinance, rule or regulation of any governmental entity, except for violations or possible violations that do not and, insofar as reasonably can be foreseen, in the future will not have a Seller Material Adverse Effect; and

     (d) No investigation or review by any governmental entity with respect to any Seller is pending or, to the knowledge of Sellers, threatened nor, to the knowledge of Sellers, has any governmental entity indicated an intention to conduct the same, other than, in each case, those that would not have a Seller Material Adverse Effect.

     Section 2.9. Taxes. Each Seller, with respect to the Business, has filed or caused to be filed all federal, state, local and foreign income and other material tax returns required to be filed by them, and has paid or withheld or caused to be paid or withheld all taxes of any nature whatsoever, with any related penalties, interest and liabilities (any of the foregoing being referred to in this Agreement as a "Tax") that are shown on those tax returns as due and payable or otherwise required to be paid, other than Taxes being contested in good faith and for which adequate reserves have been established, except where the failure to file, pay or withhold would not have a Seller Material Adverse Effect. There are no material claims, assessments or audits pending or, to Sellers' knowledge, threatened against any Seller with respect to the Business for any alleged deficiency in any Tax that, if upheld, would have a Seller Material Adverse Effect, and no Seller knows of any threatened Tax claims or assessments against any Seller that if upheld would have a Seller Material Adverse Effect. There are no waivers or extensions of any applicable statute of limitations to assess any Taxes relating to the Business. All returns filed with respect to Taxes relating to the Business are true and correct, except where any failure to be true and correct would not have a Seller Material Adverse Effect. There are no outstanding requests for any extension of time within which to file any return or within which to pay any Taxes shown to be due on any return. There are no Liens for any Taxes upon the assets of the Business (other than statutory Liens for Taxes not yet due and payable and Liens for real estate taxes being contested in good faith) which would have a Seller Material Adverse Effect.

     Section 2.10. Termination, Severance and Employment Agreements. Sellers have provided to Parent or the Purchaser a complete and accurate list of each of the following as it relates to the Business: (a) employment or severance agreement with any director, officer or other key employee that is not terminable without material liability or obligation (either individually or collectively) on 60 days' or less notice; (b) agreement with any director, officer or other key employee that provides any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits generally available to employees of the Business; (c) agreement, plan or arrangement with any director, officer or other key employee under which that person may receive payments that may be subject to tax imposed by (Section) 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or included in the determination of that person's "parachute payment" under (Section) 280G of the Code; and (d) agreement, plan or arrangement with or affecting any director, officer or other key employee any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Since December 31, 1996, no Seller has entered into or amended, in any material respect, any employment or severance agreement with, or granted any severance or termination pay to, any director, officer or other key employee of the Business. For purposes of this Agreement, "key employee" means an employee whose aggregate annual compensation in 1996 or 1997 exceeded, or is expected to exceed, $100,000.

     Section 2.11.  Employee Benefit Plans; ERISA.

          (a) With respect to the Business: (i) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, bonus, incentive, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans (whether or not subject to ERISA) maintained or sponsored by any Seller or any trade or business, whether or not incorporated, that would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate"), for the benefit of any employee or former employee of a Division or Subsidiary or any of Sellers' ERISA Affiliates (the "Plans") has been operated in accordance with its terms and is in compliance (including the making of governmental filings) with all applicable laws, including ERISA and the applicable provisions of the Code, except for failures that would not have a Seller Material Adverse Effect, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code (the "Qualified Plans") has been determined by the Internal Revenue Service to be so qualified, and, since the date of such determination, no event has occurred that would adversely effect a Plan's qualified status, (iii) no "reportable event," as that term is defined in Section 4043(c) of ERISA (for which the 30-day notice requirement to the Pension Benefit Guaranty Corporation ("PBGC") has not been waived), has occurred with respect to any Plan that is subject to Title IV of ERISA that presents a risk of liability to any governmental entity or other person that would have a Seller Material Adverse Effect, and (iv) there are no pending or, to Sellers' knowledge, threatened claims (other than routine claims for benefits) audits, investigations or litigation by, on behalf of, against or relating to, any of the Plans or any trusts related thereto that would have a Seller Material Adverse Effect. No Plan is a "multiemployer plan" (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) nor has any Seller or any ERISA Affiliate ever contributed or been required to contribute to any multiemployer plan.

          (b) (i) No Plan relating to the Business has incurred an "accumulated fund deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived and (ii) neither any Seller nor any ERISA Affiliate has incurred any liability under Title IV of ERISA except for required premium payments to the PBGC, which payments have been made when due, and no events have occurred that are reasonably likely to give rise to any liability of any

     Seller or an ERISA Affiliate under Title IV of ERISA or that could reasonably be anticipated to result in any claims being made against the Purchaser by the PBGC that present a risk of liability that would have a Seller Material Adverse Effect.

          (c) With respect to each Plan relating to the Business that is subject to Title IV of ERISA, (i) Sellers have provided to Parent or the Purchaser copies of the most recent actuarial valuation report prepared for the Plan before the date of this Agreement, (ii) the assets and liabilities in respect of the accrued benefits as set forth in the most recent actuarial valuation report prepared by the Plan's actuary fairly presented the funded status of the Plan in all material respects, and (iii) since the date of the valuation report there has been no adverse change in the funded status of any of those Plans that would have a Seller Material Adverse Effect.

          (d) Neither any Seller nor any ERISA Affiliate has failed to make any contribution or payment to any Plan relating to the Business that has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code that would have a Seller Material Adverse Effect.

     Section 2.12. Environmental Matters. Each Seller, with respect to the Business, has obtained and is in compliance with the terms and conditions of all required permits, licenses, registrations and other authorizations required under Environmental Laws (as defined below), except for failures that would not have a Seller Material Adverse Effect. Each Seller, with respect to the Business, is in compliance with all Environmental Laws, except for failures to comply that would not have a Seller Material Adverse Effect. No Seller, with respect to the Business, has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in or threaten to result in any liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under, any Environmental Laws that would have a Seller Material Adverse Effect. For purposes of this Section 2.12, (a) "Environmental Laws" mean applicable federal, state, local and foreign laws, regulations and codes relating in any respect to human health and safety, pollution or protection or the environment and (b) "Hazardous Substances" means any toxic, caustic or otherwise dangerous substance (whether or not regulated under federal, state or local environmental statutes, rules, ordinances, or orders), including (i) "hazardous substance" as defined in 42 U.S.C. (Section) 9601, and (ii) petroleum products, derivatives, byproducts and other hydrocarbons.

     Section 2.13. Labor Matters. Since January 1, 1995, no Seller, with respect to the Business, (a) has been subject to, or to Sellers' knowledge threatened with, any strike, lockout or other labor dispute or engaged in any unfair labor practice, the result of which had or constituted, or could reasonably be expected to have or constitute, a Seller Material Adverse Effect, or (b) has received notice of any pending petition for certification before the National Labor Relations Board with respect to any material group of employees of any Subsidiary or

Division who are not currently organized. Sellers have provided to Parent or the Purchaser true, correct and complete copies of each collective bargaining agreement to which employees of any Subsidiary or Division are subject.

     Section 2.14. Title to and Condition of the Purchased Assets. Each Seller has or will have by Closing good, valid and marketable title to the Purchased Assets (including the outstanding capital stock of the Foreign Subsidiaries) purported to be owned by that Seller, free and clear of all Liens other than the Permitted Liens. All of the capital stock of the Foreign Subsidiaries is owned directly or indirectly by Kysor, and there are no outstanding options, warrants, rights or agreements respecting the issuance, disposition or acquisition of any such capital stock. With respect to the condition of the Purchased Assets, all of the Purchased Assets will be transferred to the Purchaser on an "AS IS, WHERE IS" basis, and SELLERS MAKE NO AND EXPRESSLY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     Section 2.15. Real Property. No building or improvement on the Real Property encroaches on any easement or property owned by another and no building or improvement owned by another encroaches on the Real Property, other than any encroachment that would not have a Seller Material Adverse Effect. The Real Property, and the applicable Seller's use of the Real Property, comply in all respects with all laws, regulations, rules, orders, zoning ordinances and requirements applicable to the Real Property, other than any failure to comply that would not have a Seller Material Adverse Effect. There are no pending or, to Sellers' knowledge, threatened condemnation proceedings against any portion of the Real Property which if adversely determined would have a Seller Material Adverse Effect.

     Section 2.16. Intellectual Property. To Sellers' knowledge, there is no infringement or unlawful use by any person or entity of any of the Intellectual Property Assets, other than any infringement or use that would not have a Seller Material Adverse Effect. No Seller, with respect to the Business, has manufactured or sold products that conflict with or infringe upon any proprietary rights of others, except where the conflict or infringement would not have a Seller Material Adverse Effect.

     Section 2.17. Contracts. All material contracts, leases and other agreements included in the Purchased Assets (the "Assigned Contracts") are valid, binding and enforceable in all material respects in accordance with their terms. Each Seller that is a party to an Assigned Contract and, to Sellers' knowledge, each other party to that Assigned Contract, has complied and is complying in all material respects with the terms of that Assigned Contract, and to Sellers' knowledge no event has occurred or circumstances exist that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give any Seller or any other person or entity the right to declare a default under, any Assigned Contract that would have a Seller Material Adverse Effect.

     Section 2.18. Broker's Fees. Neither Sellers nor anyone acting on any Seller's behalf have incurred any liability for any broker's fees, commissions or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement for which Parent or the Purchaser would become liable.


                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                            PARENT AND THE PURCHASER

     Parent and the Purchaser represent and warrant, jointly and severally, to each Seller as follows:

     Section 3.1. Organization. Each of Parent and the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     Section 3.2. Authority. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and approved by the respective Boards of Directors of Parent and the Purchaser and no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and, assuming this Agreement constitutes a legal, valid and binding agreement of Sellers, it constitutes a legal, valid and binding agreement of Parent and the Purchaser, enforceable against each of them in accordance with its terms.

     Section 3.3.  No Violations; Consents and Approvals.

          (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement nor compliance by Parent and the Purchaser with any of the provisions of this Agreement will (i) violate any provision of its charter or bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any of the terms, conditions or provisions of any license, franchise, permit or agreement to which Parent or the Purchaser is a party or by which Parent or the Purchaser or any of its properties is bound, or (iii) violate any statute, rule, regulation, order or decree of any public body or authority by which Parent or the Purchaser or any of its properties is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults or rights that, either individually or in the aggregate, would not have a material adverse effect on

     Parent's or the Purchaser's ability to perform its obligations pursuant to this Agreement or consummate the transactions contemplated by this Agreement (a "Parent Material Adverse Effect") or for which Parent or the Purchaser has received or on or before Closing will have received appropriate consents or waivers.

          (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by Parent or the Purchaser in connection with the execution and delivery of this Agreement, or the consummation by Parent or the Purchaser of the transactions contemplated by this Agreement, except (i) expiration of the waiting period under the HSR Act and (ii) any other consents, orders, authorizations, registrations, declarations and filings not obtained or made before Closing the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

     Section 3.4. Broker's Fees. Neither Parent, the Purchaser nor anyone acting on their behalf has incurred any liability for any broker's fees, commissions or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement for which any Seller could become liable.

     Section 3.5. Acceptance of Purchased Assets. Parent and the Purchaser accept the Purchased Assets in their present condition on an "AS IS, WHERE IS" basis.

     Section 3.6. Financing. The Purchaser has available to it committed funds sufficient to allow it to timely consummate the transactions contemplated by this Agreement.


                                   ARTICLE IV

                                   COVENANTS

     Section 4.1. Conduct of Business. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Closing: (a) each Seller will conduct its operations relating to the Business in the ordinary course of business consistent with past practices; (b) each Seller will exercise its reasonable best efforts to maintain and preserve its assets included in the Purchased Assets, keep its insurance with respect to the Business in full force and effect, preserve intact the present business organizations and personnel relating to the Business, preserve the present goodwill of the Business with all persons having business dealings with it and comply with all laws applicable to the conduct of the Business; (c) Sellers will not take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of Sellers contained in this Agreement untrue or incorrect in any material respect as of the date when made; and (d) the Foreign Subsidiaries will not transfer any cash or cash equivalents to Kysor.

     Section 4.2. Names. Effective as of the Closing, Kysor hereby grants to Parent and the Purchaser a royalty-free perpetual license to use in connection with the Business the name "Kysor" (and any derivatives of that name) in the form currently used by Sellers in connection with the Business. As soon as practicable after the Closing, Kysor International Distribution Company will amend its articles of incorporation to change its corporate name to a name that does not include "Kysor."

     Section 4.3. Access to Information. From the date of this Agreement to the Closing, Sellers will give Parent, the Purchaser and their authorized representatives (including legal counsel, environmental and other consultants, financial advisors, accountants, banks, financial institutions and auditors) full access during normal business hours to all facilities, personnel and books and records of the Divisions and the Subsidiaries, will permit Parent and the Purchaser to make any inspections that Parent and the Purchaser reasonably require and will cause their respective officers to furnish Parent and the Purchaser with any financial and operating data and other information (of which Parent and the Purchaser will have the right to make copies at their own expense) with respect to the Business that Parent and the Purchaser may from time to time reasonably request; provided, however, that no invasive soil or groundwater tests may be performed without the prior written consent of Kysor, which consent will not be unreasonably withheld. All of the foregoing information will be held in confidence in accordance with the terms of the Confidentiality Agreement (the "Confidentiality Agreement") between Parent and Kysor dated December 26, 1996, the terms of which are incorporated by reference in this Agreement and which will survive the termination of this Agreement.

     Section 4.4. Reasonable Best Efforts. Subject to the terms and conditions in this Agreement and applicable law, each Party will use its reasonable best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to (i) obtain necessary consents, approvals or waivers under its material contracts relating to the Business, (ii) cooperate in making available information and personnel to the lenders to the Purchaser with respect to any financing for the transactions contemplated by this Agreement and (iii) lift any legal bar to the transactions contemplated by this Agreement.

     Section 4.5. Public Announcements. Before issuing any press release or otherwise making any public statements with respect to this Agreement, the Parties will consult with each other as to its form and substance and will not issue the press release or make the public statement before such consultation, except in either case as may be required by law or any obligations pursuant to any listing agreement with any national securities exchange.

     Section 4.6. Notification of Certain Matters. Prior to Closing, Kysor and Parent will give prompt notice to the other of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause either (i) any representation or warranty of any Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing, or (ii) any condition set forth in Article V to be unsatisfied at any time from the date of this Agreement to the Closing, (b) any material failure of any Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and (c) any capital expenditure made by any Seller with respect to the Business in excess of $500,000. The delivery of any notice pursuant to this Section 4.6 will not limit or otherwise affect the remedies available prior to Closing under this Agreement to the Party receiving the notice.

     Section 4.7. Expenses. Except as expressly provided in this Agreement, each Party will each bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement.

     Section 4.8. HSR Filing. Each Party will use its reasonable best efforts to file as promptly as practicable after the date of this Agreement its pre-merger notification under the HSR Act and to respond as promptly as practicable to all inquiries and requests resulting from the filing. Each Party will furnish to the other a copy of its filing and will cooperate with each other and keep each other informed concerning the status of its filing and communications with any governmental authorities with respect to its filing.

     Section 4.9. Employees. Effective as of the date of Closing, the Purchaser will hire and continue the employment of such numbers of employees of the Divisions and the Subsidiaries and on such terms, and will take all other steps, that may be necessary to eliminate any obligation of Sellers under the Worker Adjustment and Retraining Notification Act of 1988, including any obligation to give notice of the transfer of operations or any loss of employment or loss of pay or termination benefits. The Parties agree that the provisions of this Section 4.9 are solely between and for the benefit of the Parties and do not inure to the benefit of or confer rights upon any third party, including any employees of the Parties.

     Section 4.10. Preparation of Financial Statements. After Closing Sellers will use their reasonable best efforts to cooperate with Parent and the Purchaser to cause the preparation and delivery to the Purchaser of audited consolidated financial statements of Sellers with respect to the Business for the fiscal years ending December 31, 1996 and 1995 within 45 days after Closing. The expenses associated with such preparation will be shared equally between Kysor and the Parent, except that Parent's responsibility will not exceed $75,000.

     Section 4.11. Post-Closing Access to Records. The Parties will preserve until December 31, 2002 all business records relating to the Purchased Assets, the Assumed Liabilities and the transactions contemplated by this Agreement. Each Party will afford the other Parties and their representatives and agents, during normal business hours and upon reasonable advance notice, reasonable access to (and the right to copy at the other's expense) those records for any legitimate purpose, including a tax audit, governmental inquiry or litigation.

     Section 4.12. Bulk Transfer Laws. Parent and the Purchaser waive compliance with any bulk sale and transfer laws applicable to the transactions contemplated by this Agreement.

     Section 4.13. Section 338 Election; Tax Returns. Without the prior written consent of Kysor, neither Parent, the Purchaser nor any affiliate thereof will make any election under Section 338 of the Code, or any similar provision of state, local or foreign law, in connection with the transactions contemplated by this Agreement. Parent and the Purchaser agree that no income tax return of any Foreign Subsidiary with respect to any taxable period (or portion thereof) prior to the Closing shall be filed or amended after the Closing without the prior review and written approval of Kysor.

     Section 4.14. Consents. The Parties will use their reasonable best efforts to cooperate with each other to obtain any consents to assignment or transfer of the Purchased Assets to the Purchaser. If consent to assignment is not obtained or if such assignment is not permitted irrespective of consent, Sellers will use their reasonable best efforts to cooperate with the Purchaser in any reasonable arrangement designed to provide for the Purchaser all benefits under such Purchased Assets, including enforcement for the benefit of the Purchaser of any and all rights of the applicable Seller against any other person with respect to the Purchased Assets; provided, however, that the Purchaser will bear all costs and expenses relating to such enforcement.

     Section 4.15. Litigation Matters. Following the Closing, the Purchaser will assume the defense of or settle, to the extent permitted under applicable Policies (as defined below) covering the Insured Claim (as defined below), each Litigation Claim included among the Assumed Liabilities (the "Defendant Claims") and will use its reasonable best efforts to cause Kysor and its affiliates (other than the Foreign Subsidiaries) to be removed as named parties therefrom, provided such removal would not prejudice any rights or any potential remedies or recoveries. Following the Closing, the Purchaser shall, in its sole discretion, prosecute, settle, compromise or cause to be dismissed each Litigation Claim included among the Purchased Assets (the "Plaintiff Claims") and will use its reasonable best efforts to cause Kysor and its affiliates (other than the Foreign Subsidiaries) to be removed as named parties therefrom, provided such removal would not prejudice any rights or any potential remedies or recoveries. Whether or not Parent effects the removal of Kysor and its affiliates (other than the Foreign Subsidiaries) from any such Defendant Claim or Plaintiff Claim, and in furtherance and not limitation of the provisions of
Article VII, Parent and the Purchaser will defend, indemnify and hold harmless each Seller and its directors, officers, employees, shareholders, representatives and agents pursuant to Section 7.3 against any Indemnified Loss (as defined below) in respect of any Defendant Claim or Plaintiff Claim.

     Section 4.16.  Insurance Matters.

          (a) Kysor will use its reasonable best efforts, consistent with past practice, to maintain in full force and effect after the Closing Date its liability insurance policies, including without limitation product liability, general liability, workers' compensation and environmental liability policies (collectively, the "Policies" and, individually, a "Policy") that relate to the Business in respect of acts, events or conditions that occurred or existed prior to the Closing (the

     "Insured Claims") and will not, without the prior written consent of Parent, waive any rights of Parent or Purchaser as insureds (or, if Parent or the Purchaser is not permitted to be an insured under a Policy, any rights or benefits that the Parent or the Purchaser would have under that Policy if it were so permitted (an "Intended Insured Party")) under the Policies. At Parent's or the Purchaser's request in its discretion, Kysor will use its reasonable best efforts to cause Parent and the Purchaser to be named as additional insureds under the Policies in respect of the Insured Claims; provided, however, that Parent and the Purchaser will be liable for any additional premiums or other charges and will be responsible for any other obligations to the extent related to naming Parent and the Purchaser as additional insureds. Parent and the Purchaser may elect to discontinue coverage as an insured under any Policy upon written notice to that effect to Kysor.

          (b) To the extent that as of the Closing the aggregate deductible, retention, reimbursement or similar liability (collectively, the "Aggregate Retention") for any Policy described in the first sentence of Section 4.16(a) above with respect to any Policy year or other applicable period has not been fully met, the remaining portion (the "Remaining Portion") of such Aggregate Retention shall, to the extent of claims made thereafter in respect of such Policy year or period, be borne one-half by Sellers, on the one hand, and one-half by Parent and the Purchaser (as insured party or Intended Insured Party), on the other hand (it being understood that in no event shall Sellers, on the one hand, or Parent and the Purchaser (as insured parties or Intended Insured Parties), on the other hand, bear a portion of the Aggregate Retention in excess of its or their, as the case may be, claims). Subject to the foregoing, each insured party (or Intended Insured Party) will bear all individual per-claim deductibles, retentions, reimbursement and similar liabilities in respect of each claim by such insured party or Intended Insured Party in accordance with the terms of the Policy. If by reason of the timing of claims made after the Closing with respect to such Policy, the Remaining Portion of any Aggregate Retention is borne other than in accordance with the principles reflected in the first sentence of this Section 4.16(b), then the appropriate party will make such arrangements to compensate the other party or parties that have borne the disproportionate amount of such Remaining Portion as is reasonably acceptable to such latter party or parties (it being understood that such latter party or parties shall be placed in the same economic position as intended by the first sentence of this Section 4.16(b)).

          (c) The aggregate amount of insurance coverage available as of the Closing under a Policy with respect to any year or other applicable period thereunder shall be shared one-half by Sellers, on the one hand, and one-half by Parent and the Purchaser (as insured party or Intended Insured Party ), on the other hand. Any allocable portion of insurance coverage available as of the Closing under any Policy with respect to any year or other applicable period thereunder that is not used by Sellers, on the one hand, or Parent and the Purchaser (as insured party or Intended Insured Party ), on the other hand, may be used by the other party. If with respect to any year or other applicable period under a Policy the aggregate amount of insurance coverage available thereunder as of the Closing shall have been exhausted and Sellers or Parent and the Purchaser, as the case may be, shall have exhausted a portion of the aggregate amount of such insurance coverage greater than its allocable share as determined in accordance with the second preceding sentence, Sellers or Parent and the Purchaser, as the case may be, shall promptly make such arrangements to compensate such party for its loss of insurance coverage as are reasonably acceptable to such party (it being understood that such party shall be put in the same economic position as if the sharing of aggregate insurance coverage provided in this
     Section 4.16(c) had initially occurred). Notwithstanding the foregoing, the Parent and the Purchaser shall share in the aggregate insurance coverage described above solely in respect of claims relating to the Business.

          (d) Each Party agrees that it shall comply with the terms of each Policy in respect of any Insured Claim, including the claims administration procedures thereof.

          (e) After Closing Sellers, on the one hand, and Parent and the Purchaser, on the other hand, shall provide information reasonably requested by the other regarding the status of claims, utilization of coverage, exhaustion of all deductibles, retentions, reimbursement and similar liabilities, and other matters regarding the Policies.

     Section 4.17. Collectively Bargained Qualified Plans. This Section 4.17 applies to all Qualified Plans sponsored or maintained by a Seller solely relating to employees in a collective bargaining agreement covering TPG.
Sellers have disclosed all such Qualified Plans covered by this Section 4.17 to Purchaser and will furnish a list of such Qualified Plans prior to the Closing Date. With respect to all such plans, effective as of the Closing Date: (a) each Seller sponsoring such a plan shall take any and all action necessary under the plan and applicable law to transfer the sponsorship of the plan to the Purchaser; (b) all records relating to the operation and administration of such a plan shall be delivered to the Purchaser; (c) Sellers shall secure the resignation or removal of all trustees or fiduciaries of such a plan, unless Purchaser specifically informs Sellers in writing that it desires to continue the appointment of a trustee or other fiduciary; and (d) Sellers shall, or shall cause any other applicable named fiduciary under such a plan to, direct the trustee of the plan to transfer all assets to a successor trustee designated by the Purchaser.

     Section 4.18. Other Qualified Plans. This Section 4.18 applies to all Qualified Plans sponsored or maintained by a Seller relating to TPG employees which also cover employees of that Seller who are not related to TPG. The Sellers have disclosed to Purchaser all such

Qualified Plans covered by this Section 4.18 and will furnish a list of such Qualified Plans prior to the Closing Date.

          (a) Defined Benefit Pension Plans. With respect to all such defined benefit pension plans, effective as of the Closing Date: (i) each Seller sponsoring such a plan shall take necessary action to prepare a successor plan document in contemplation of a spin-off of assets and liabilities for current and former employees relating to TPG into a separate and successor plan with terms that are substantially similar to the original plan; (ii) a list of such current and former employees shall be furnished to Purchaser prior to the Closing Date; (iii) each Seller shall take all other necessary action to transfer assets and liabilities to each successor plan (including the Applicable Percentage of any Excess Assets (both as defined in Code section 414(1)(2)), and the calculation of the present value of the liabilities transferred to a successor plan shall be based on the mortality tables used by the original plans as of January 1, 1997 and the interest rates used by the PBGC for terminations of defined benefit pension plans as of the first day of the month that the transfer takes place; (iv) each Seller sponsoring a successor plan shall take all action necessary under the successor plan and applicable law to transfer the sponsorship of the plan to the Purchaser; (v) all records corresponding to the original plans relating to the operation and administration of the successor plans shall be delivered to the Purchaser; (vi) Sellers shall secure the resignation or removal of all trustees or fiduciaries of the successor plans, unless the Purchaser specifically informs Sellers in writing that it desires to continue the appointment of a trustee or other fiduciary; and (vii) Sellers shall, or shall cause any other applicable named fiduciary under the plan to, direct the trustee of a successor plan to transfer all assets to a successor trustee designated by the Purchaser.

          (b) Defined Contribution Plans. For each Qualified Plan covered by this Section 4.18 that is a defined contribution plan, except an employee stock ownership plan, effective as of the Closing Date: (i) each Seller sponsoring such a plan shall take necessary action to prepare a successor plan document in contemplation of a spin-off of assets and liabilities for current and former employees relating to TPG into a separate and successor plan with terms that are substantially similar to the original plan; (ii) a list of such current and former employees shall be furnished to the Purchaser prior to the Closing Date; (iii) each Seller shall take all other necessary action to transfer assets and liabilities to each successor plan attributable to current and former employees relating to TPG; (iv) each Seller sponsoring a successor plan shall take all action necessary under the successor plan and applicable law to transfer sponsorship of the plan to the Purchaser; (v) all records corresponding to the original plans relating to the operation and administration of the successor plans shall be delivered to the Purchaser; (vi) Sellers shall secure the resignation or removal of all trustees or fiduciaries of the successor plans, unless the Purchaser specifically informs

     Sellers in writing that it desires to continue the appointment of a trustee or other fiduciary; and (vii) Sellers shall, or shall cause any other applicable named fiduciary under the plan to, direct the trustee of a successor plan to transfer all assets to a successor trustee designated by the Purchaser.

          (c) Employee Stock Ownership Plan. Effective as of the Closing Date, the Sellers shall: (i) take all action necessary to permanently discontinue employer contributions to the employee stock ownership plan ("ESOP") sponsored by a Seller and to fully vest the accounts of all participants;
     (ii) take all action necessary to make final allocations of all unallocated amounts, in accordance with terms of the ESOP document (which allocations shall include all participants who are active TPG employees at the Closing
     Date); (iii) submit the ESOP to the Internal Revenue Service for a determination that the allocation of ESOP unallocated assets on the basis of account balances does not adversely affect the ESOP's qualification under Sections 401(a) and 4975(e)(7) of the Code; and (iv) after receipt of the favorable determination letter, provide for the distribution of benefits from the ESOP to the participants as soon as reasonable feasible. Provided, however, if the Internal Revenue Service does not issue a favorable determination letter with respect to allocation of ESOP unallocated assets on the basis of account balances, or if all of the ESOP unallocated assets cannot be allocated during 1997, if requested by Purchaser, Sellers shall prepare a successor plan document for TPG participants and take necessary action to transfer assets and liabilities attributable to the TPG participants (including a percentage of the unallocated assets that would be allocable to TPG participants under
     Section 5.6(a) of the ESOP as in effect January 1, 1997) to the successor plan, in accordance with clauses (i)-(vii) of Section 4.18(b), and such successor plan shall be assumed by Purchaser.

     Section 4.19.  Welfare Plans.

          (a) Medical Benefits Provided to Active Employees by the Purchaser. Effective immediately after the Closing Date, the Purchaser shall make available group medical plan coverage to all TPG active employees (and their dependents and beneficiaries who had such coverage under a group medical plan sponsored by Sellers on the Closing Date. The group medical plan coverage provided by the Purchaser under this Section 4.19(a) shall, to the extent permissible under applicable law, be based on such terms and conditions as the Purchaser deems appropriate, in its sole discretion; provided, however, that any such plan shall not preclude an employee from receiving coverage for a preexisting illness or other medical condition to the extent that the employee had coverage for that particular medical condition under a group health plan maintained by a Seller on the Closing Date.

          (b) Medical Benefits Provided to Retired Employees by the Purchaser. Effective immediately after the Closing Date, the Purchaser shall assume the obligation of Sellers to provide medical coverage to those TPG employees (and their dependents and beneficiaries) who retired prior to the Closing Date and as of the Closing Date were provided with retiree medical benefits (other than COBRA coverage) by a Seller. A list of such employees will be furnished to the Purchaser prior to the Closing Date.

          (c) Benefits Provided by Sellers. Except with respect to a plan described in Section 4.19(e) below, any claim incurred by a TPG employee under any Welfare Plan (as defined below) sponsored or maintained by a Seller on or prior to the Closing Date shall remain the sole liability and responsibility of the Sellers and/or its particular Welfare Plan. A TPG employee covered by a Welfare Plan maintained by a Seller on or before the Closing Date shall have 180 days (or such longer or, in the case of a plan not self-funded by such Seller, shorter period of time that applies under the Seller's Welfare Plan) to submit a claim for benefits under the Seller's Welfare Plan. "Welfare Plan" means an "employee welfare benefit plan" as defined in Section 3(1) of ERISA maintained by a Seller for the benefit of any TPG employee.

          (d) COBRA Requirements. After the Closing Date: (i) Sellers shall be responsible for providing the COBRA Coverage for all TPG employees (and their dependents and beneficiaries) who incur a COBRA qualifying event on or prior to the Closing Date; and (ii) the Purchaser shall be responsible for providing COBRA Coverage for all TPG employees (and their dependents and beneficiaries) who incur a COBRA qualifying event after the Closing Date.

          (e) Section 125 Plan. The provisions of this Section 4.19(e) shall apply to any Plan maintained by a Seller under Code section 125 covering TPG employees. Effective as of the Closing Date, Sellers shall take all action necessary to: (i) spin-off that portion of such a plan covering TPG employees into a separate plan with substantially similar terms and conditions that are contained in the original plan; (ii) transfer an appropriate amount of assets consisting of all unreimbursed salary reduction contributions to the successor plan; and (iii) transfer sponsorship of the successor plan to the Purchaser.

     Section 4.20. Further Assurances. After Closing each Party will use its reasonable best efforts to cooperate with each other to further effect the transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, the Purchaser and the other transactions contemplated by this Agreement, including (a) remitting to the Purchaser (i) payments received by Sellers with respect to accounts receivables included in the Purchased Assets and (ii) invoices and other bills received by Sellers with respect to liabilities included in the Assumed Liabilities, and (b) providing each other notice of any claim, obligation or liability for which the Party to be notified is responsible under this Agreement. Within three business days after Closing,

Parent will cause the Foreign Subsidiaries to pay and satisfy all inter-company accounts or liabilities to Kysor and any other Seller.

     Section 4.21. Restrictive Covenants. After Closing the Parties agree to abide by the provisions set forth in Exhibit 4.21.


                                   ARTICLE V

                  CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

     Section 5.1. Conditions to Obligations of the Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement will be subject to the satisfaction at or before Closing of each of the following conditions unless waived in writing by that Party:

          (a) No statute, rule or regulation will have been promulgated, enacted, entered or enforced, and no other legally binding, final and nonappealable action will have been taken, by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency of competent jurisdiction or by any court or tribunal of competent jurisdiction, domestic, foreign or supranational, that in any of the foregoing cases has the effect of (i) making illegal or directly or indirectly prohibiting or significantly restricting the consummation of the transactions contemplated by this Agreement, or (ii) that otherwise would materially adversely affect Sellers or the Business taken as a whole; provided, however, that Parent, the Purchaser and each Seller must have complied with Section 4.4 of this Agreement;

          (b) Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act must have terminated or expired and all other material consents and approvals of, and filings with any other governmental entities or other third parties must have been received or made, as applicable; and

          (c) This Agreement must not have been terminated by any Party in accordance with its terms.

     Section 5.2. Additional Conditions to Obligations of Parent and the Purchaser. The obligations of Parent and the Purchaser to consummate the transactions contemplated by this Agreement will be subject to the satisfaction at or before Closing of each of the following additional conditions unless otherwise waived in writing by the Purchaser:

          (a) the representations or warranties of Sellers contained in this Agreement that are qualified by materiality must be true and correct in all respects, and those that are not so qualified must be true and correct in all material respects, when made and at the Closing as if made again at that time, except in each case for failures to comply that are capable of being and are cured (other than by mere disclosure of the breach) within 10 days after written notice from Parent to Kysor of the failure but in any event before Closing;

          (b) Sellers must have complied in all material respects with their obligations under this Agreement, except for failures to comply that are capable of being and are cured within 10 days after written notice from Parent to Kysor of the failure but in any event before Closing;

          (c) there must not have occurred on or after the date of this Agreement any development or developments with respect to the Business that have had or may reasonably be expected to have a Seller Material Adverse Effect; and

          (d) Kysor must have delivered to Parent and the Purchaser an officer's certificate certifying that as of the Closing all the conditions set forth in Sections 5.1 and Sections 5.2(a), (b) and (c) have been complied with.

     Section 5.3. Additional Conditions to Obligations of Sellers. The obligations of each Seller to consummate the transactions contemplated by this Agreement will be subject to the satisfaction at or before the Closing of each of the additional following conditions unless otherwise waived in writing by
Sellers:

          (a) the representations or warranties of Parent and the Purchaser contained in this Agreement that are qualified by materiality must be true and correct in all respects, and those that are not so qualified must be true and correct in all material respects, when made and at the Closing as if made again at that time, except in each case for failures to comply that are capable of being and are cured (other than by mere disclosure of the breach) within 10 days after written notice from Kysor to Parent of the failure but in any event before Closing;

          (b) Parent and the Purchaser must have complied with their obligations under this Agreement, except for failures to comply that are capable of being and are cured within 10 days after written notice from Kysor to Parent but in any event before Closing;

          (c) Parent and the Purchaser must have delivered to each Seller an officer's certificate certifying that as of the Closing all the conditions set forth in Section 5.1 and Section 5.3(a) and (b) have been complied with; and

          (d) The cash tender offer for all of the outstanding capital stock of Kysor by Scotsman Industries, Inc. ("Scotsman") or a subsidiary thereof must have been consummated.

                                  ARTICLE VI

                                  TERMINATION

     Section 6.1. Termination. This Agreement may be terminated at any time before the Closing:

          (a) by mutual written consent of Kysor and Parent;

          (b) by either Kysor or Parent if any court of competent jurisdiction in the United States or other governmental body in the United States has issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the order, decree, ruling or other action has become final and nonappealable; provided that the party seeking to terminate this Agreement will have used its reasonable best efforts to remove or lift the order, decree or ruling; or

          (c) by either Kysor or Parent if the Closing has not occurred by June 30, 1997.

     Section 6.2. Termination by Parent. This Agreement may be terminated by Parent at any time before Closing if (a) the representations or warranties of Sellers contained in this Agreement are not true and correct as if made at and as of that time, except for (i) failures to be true and correct that could not reasonably be expected to result in a Seller Material Adverse Effect and (ii) failures to comply that are capable of being and are cured (other than by mere disclosure of the breach) within 10 days after written notice from Parent to Kysor of the failure; or (b) Sellers have failed to comply with their obligations under this Agreement, except for (i) failures to comply that could not reasonably be expected to result in a Seller Material Adverse Effect and
(ii) failures to comply that are capable of being and are cured within 10 days after written notice from Parent to Kysor of the failure.

     Section 6.3. Termination by Kysor. This Agreement may be terminated by Kysor (a) if the Agreement and Plan of Merger dated as of February 2, 1997 among Kysor, Scotsman and K Acquisition Corp. is terminated for any reason; or
(b) at any time before the Closing if (i) the representations and warranties of Parent and the Purchaser contained in this Agreement are not true and correct as if made at and as of that time, except for (A) failures to be true and correct that could not reasonably be expected to result in a Parent Material Adverse Effect and (B) failures to comply that are capable of being and are cured (other than by mere disclosure of the breach) within 10 days after written notice from Kysor to Parent of the failure; or (ii) Parent or the Purchaser has failed to comply with its obligations under this Agreement, except for (A) failures to comply that could not reasonably be expected to result in a Parent Material Adverse Effect and (B) failures to comply that are capable of being and are cured within 10 days after written notice from Kysor to Parent of the failure.

     Section 6.4. Notice of Termination. If Parent or Kysor terminates this Agreement pursuant to this Article VI, that Party will promptly give written notice to that effect to the other Party.

     Section 6.5. Effect of Termination. In the event of termination of this Agreement pursuant to this Article VI, this Agreement will become void, except as provided in the last sentence of Section 4.3 and in Sections 4.7 and 6.6 (which provisions will survive any termination of this Agreement), without liability on the part of any Party or its affiliates, directors, officers, employees, stockholders, representatives or agents; provided, however, that the foregoing will not release a party for liability for any willful or bad faith breach of any obligation or undertaking under this Agreement. Each of the Parties by this Agreement waives and releases any other claim that may otherwise exist upon the termination.

     Section 6.6.  Termination Fee.  If this Agreement is terminated by Kysor
(a) due to the failure of the condition set forth in Section 5.3(d) or (b) under
Section 6.3(a), Kysor will promptly pay to Parent (but in any event within three business days after termination) the sum of $100,000, provided that the fee will not be payable if Parent or the Purchaser is in material breach of any of its material representations, warranties or obligations under this Agreement as of the date of termination.


                                  ARTICLE VII

                      INDEMNIFICATION AND RELATED MATTERS

     Section 7.1. Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement and any agreement, document, instrument or certificate delivered under this Agreement will terminate and expire at the Closing, except for the representations and warranties set forth in Section 2.2, Section 2.14 and Section 2.18, all of which will survive the Closing forever. The post-Closing covenants and agreements of the Parties, including the indemnification covenants set forth in this Article VII, will survive the Closing without limitation (except for those that, by their terms, contemplate a shorter survival period). Except for the covenants and agreements of Sellers in Section 4.1, which will survive for two years after the Closing, all pre-Closing covenants and agreements of the Parties will not survive the Closing. This Article VII constitutes the sole and exclusive remedy of the Parties with respect to any subject matters addressed in this Agreement, and each Party hereby waives and releases the other Parties from any and all claims and other causes of action, including claims for contribution, relating to those subject matters, other than claims for intentional fraud and for injunctive relief. The making of a claim for indemnification under this Article VII (a "Claim") will toll the running of the limitation period with respect to that Claim. For purposes of the preceding sentence, a Claim will be deemed made upon the commencement of an independent judicial proceeding with respect to a matter or receipt by the indemnifying Party of a written notice of a Claim setting forth in detail the factual and contractual bases for the Claim.

     Section 7.2. Indemnity by Sellers. Sellers, jointly and severally, will defend, indemnify and hold harmless Parent, the Purchaser and their respective directors, officers, employees, shareholders, representatives and agents against any loss, cost, damage, liability, obligation, claim or expense (including reasonable attorney fees and court costs but excluding any consequential, incidental, exemplary or similar damages) (collectively the "Indemnified Losses") resulting from or relating to (a) any breach of any representation, warranty, covenant or agreement made by Sellers in this Agreement that under
Section 7.1 survives the Closing or any breach or nonperformance of any agreement entered into by any Seller at Closing, (b) any liabilities of Sellers not assumed by the Purchaser pursuant to this Agreement, and (c) the successful enforcement of Sellers' indemnification obligations under the Agreement.

     Section 7.3. Indemnity by Parent and the Purchaser. Parent and the Purchaser, jointly and severally, will defend, indemnify and hold harmless each Seller and its directors, officers, employees, shareholders, representatives and agents against any Indemnified Losses resulting from or relating to (a) any breach or nonperformance of any covenant or agreement made by Parent or the Purchaser in this Agreement that under Section 7.1 survives the Closing or any agreement entered into by Parent or the Purchaser at Closing, (b) the Assumed Liabilities, (c) the conduct of the Business and the use of the Purchased Assets after Closing, and (d) the successful enforcement of Parent's and the Purchaser's indemnification obligations under this Agreement.

     Section 7.4. Limits on Indemnification. The indemnification obligations of the Parties will be limited as follows:

          (a) Sellers will not be liable to Parent or Purchaser for Claims until the aggregate amount of Claims exceeds Five Hundred Thousand Dollars ($500,000) (the "Basket Amount"). Upon reaching the Basket Amount Sellers will be liable to Parent and the Purchaser for all Claims in excess of the Basket Amount up to an aggregate amount of Eight Million Dollars ($8,000,000) (the "Maximum Amount"). Under no circumstances will the aggregate amount of Sellers' indemnification obligations exceed the Maximum Amount. Notwithstanding the foregoing, nothing in this Section 7.4(a) will limit Seller's obligations under Section 4.1(d) or with respect to any post-Closing covenants and agreements of Sellers, including the indemnification covenants set forth in this Article VII, or with respect to any claims for intentional fraud.

          (b) Any amounts recoverable by an Indemnitee will be net of any tax benefits, insurance proceeds or other recoveries or reimbursements obtained by the Indemnitee. To the extent the tax benefits, insurance proceeds or other recoveries or reimbursements are incurred or received after any recovery pursuant to this Article VII, there will be a corresponding adjustment among the Parties without regard to the time limitations imposed under this Article VII. The Parties agree that all indemnification payments will be treated for tax purposes as an adjustment to the Purchase Price.

     Section 7.5. Third Party Claims. If any action, suit, investigation or proceeding (including negotiations with federal, state, local or foreign tax authorities) (the "Action") is threatened or commenced by a third party in respect of which a Party or other person described in Section 7.2 and Section
7.3 (an "Indemnitee") may make a Claim under this Agreement, the Indemnitee will notify the Party obligated to indemnify that Party (the "Indemnitor") to that effect with reasonable promptness (so as to not prejudice the Indemnitor's rights) after the commencement or threatened commencement of the Action, and the Indemnitor will have the opportunity to defend against the Action (or, if the Action involves to a significant extent matters beyond the scope of the indemnity agreement contained in this Article VII, those claims that are covered hereby) subject to the limitations set forth below. If the Indemnitor elects to defend against any Action (or, as described in the preceding parenthetical, one or more claims relating thereto), the Indemnitor will notify the Indemnitee to that effect with reasonable promptness. In that case, the Indemnitee will have the right to employ its own counsel and participate in the defense of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnitee unless the employment of such counsel at the expense of the Indemnitor is authorized in writing by the Indemnitor. Any Party granted the right to direct the defense of a threatened or actual Action under this Section
7.5 will: (a) keep the other Parties fully informed of material developments in the Action at all stages of the Action; (b) promptly submit to the other Parties copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with the Action; (c) permit the other Parties and their counsel, to the extent practicable, to confer on the conduct of the defense of the Action; and (d) to the extent practicable, permit the other Parties and their counsel an opportunity to review all legal papers to be submitted prior to their submission. The Parties will make available to each other and each other's counsel and accountants all of their books and records relating to the Action, and each Party will render to the other Parties any assistance that may be reasonably required in order to insure the proper and adequate defense of the Action. The Parties will use their respective good faith efforts to avoid the waiver of any privilege of any Party. The assumption of the defense of any matter by an Indemnitor will not constitute an admission of responsibility to indemnify or in any manner impair or restrict that party's rights to later seek to be reimbursed its costs and expenses if indemnification with respect to the matter was not required. An Indemnitor may elect to assume the defense of a matter at any time during the pendency of the matter, even if initially the Party did not elect to assume the defense, so long as the assumption at the later time would not prejudice the rights of the Indemnitee. No settlement of a matter by the Indemnitee will be binding on an Indemnitor for purposes of the Indemnitor's indemnification obligations. No settlement of a matter by the Indemnitor will be binding on an Indemnitee without the prior written consent of the Indemnitee (which consent will not be unreasonably withheld) unless the settlement involves only the payment of money that Indemnitor pays simultaneously with such settlement. Notwithstanding the foregoing, with respect to any Action for which a claim has been or may be made under any insurance policy, the Parties will comply with any procedures in such policy for filing, maintaining or prosecuting such claim, and to the extent the procedures in such policy are inconsistent with this Section 7.5, the procedures in such policy will control.

                                 ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1. Modification and Waiver. At any time before the Closing, subject to applicable law, this Agreement may be amended, modified or supplemented only by the written agreement (referring specifically to this Agreement) of the Parties. At any time before the Closing, Parent and the Purchaser, on the one hand, and Sellers, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other,
(b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any documents delivered pursuant to this Agreement and (c) waive compliance by the other with any of the agreements or conditions contained in this Agreement that may legally be waived. Any extension or waiver will be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of the extending or waiving Party.

     Section 8.2. Notices. All notices and other communications under this Agreement will be in writing and will be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the Parties at the addresses specified below (or at any other address for a Party that will be specified by like notice; provided that any notice of a change of address will be effective only upon actual receipt of the notice). Any notice will be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next day delivery.

          (a)  if to any Seller:

                       Kysor Industrial Corporation
                       One Madison Avenue
                       Cadillac, Michigan  49601-9785
                       Fax: (616) 775-2661
                       Attention: General Counsel

               with a copy to:

                       Tracy T. Larsen, Esq.
                       Warner, Norcross & Judd LLP
                       900 Old Kent Building
                       111 Lyon Street, NW
                       Grand Rapids, Michigan 49503
                       Fax: (616) 752-2500

          (b)  if to Parent or the Purchaser:

                       Kuhlman Corporation
                       Three Skidaway Village Square
                       Savannah, Georgia  31411
                       Fax: (912) 598-0737
                       Attention: Richard A. Walker, Esq.

               with a copy to:

                       Stephen A. Landsman, Esq.
                       Rudnick & Wolfe
                       203 North LaSalle Street
                       Chicago, Illinois 60601
                       (312) 236-7516

     Section 8.3. Assignment. This Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. In addition, this Agreement will inure to the benefit of and be enforceable by any person or entity acquiring beneficial ownership of 50% or more of Kysor's outstanding capital stock, whether by tender offer, merger or otherwise, and such person's or entity's successors or assigns; provided that such person or entity assumes and agrees to perform the obligations of Kysor under Article VII. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the Parties without the prior written consent of the other Parties. No assignment will relieve any Party of its obligations under this Agreement. Except for the individuals identified in Article VII as entitled to indemnification under the terms of that Article, this Agreement is not intended to confer any rights or remedies upon any other person or entity except the Parties.

     Section 8.4. Governing Law. This Agreement will be governed by the laws of the State of Michigan as to all matters, including matters of validity, construction, effect, performance and remedies, without regard to conflict of law principles.

     Section 8.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     Section 8.6. Interpretation. The Article and Section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the Parties and will not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term"including" and words of similar import will mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, the term "to the knowledge of Sellers" (or words of similar import) will mean to the knowledge of any executive officer of any Seller, and the term "Litigation Claim" means any pending or threatened suit, action, proceeding or investigation, whether as a plaintiff or as a defendant, and whether existing on or after the date of this Agreement.

     Section 8.7. Entire Agreement. This Agreement, the Disclosure Letter and the Confidentiality Agreement (collectively, the "Transaction Documents") embody the entire agreement and understanding of the Parties in respect of the subject matter contained in the Transaction Documents and supersede all prior agreements and understandings among the Parties with respect to that subject matter. There are no representations, promises, warranties, covenants or undertakings in respect of that subject matter, other than those expressly set forth or referred to in the Transaction Documents.

     Section 8.8. Severability. The invalidity or unenforceability of any particular provision of this Agreement will be construed in all respects as if the invalid or unenforceable provision were omitted. All provisions of this Agreement will be enforced to the fullest extent permitted by law.



                     *     *     *     *     *     *     *

     The Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                 KUHLMAN CORPORATION


                                 By: /s/ Robert S. Jepson, Jr.
                                     -----------------------------------
                                     Name: Robert S. Jepson, Jr.
                                     Title: Chairman and Chief
                                             Executive Officer
                                                                "Parent"

                                 TRANSPRO GROUP, INC.


                                 By: /s/ Robert S. Jepson, Jr.
                                     -----------------------------------
                                     Name: Robert S. Jepson, Jr.
                                     Title: Chairman and Chief
                                             Executive Officer
                                                             "Purchaser"

                                 KYSOR INDUSTRIAL CORPORATION


                                 By: /s/ George R. Kempton
                                     -----------------------------------
                                     Name: George R. Kempton
                                     Title: Chairman & CEO
                                                                 "Kysor"

                                 KYSOR INTERNATIONAL DISTRIBUTION
                                   COMPANY


                                 By: /s/ George R. Kempton
                                     -----------------------------------
                                     Name: George R. Kempton
                                     Title: President
                                                            "Subsidiary"

                                 AUSTIN TRAILER EQUIPMENT COMPANY


                                 By: /s/ George R. Kempton
                                     -----------------------------------
                                     Name: George R. Kempton
                                     Title: President
                                                            "Subsidiary"


                                 WESTRAN CORPORATION


                                 By: /s/ George R. Kempton
                                     -----------------------------------
                                     Name: George R. Kempton
                                     Title: President
                                                            "Subsidiary"

                                    ANNEX A

                                  SUBSIDIARIES
                                  ------------



     Kysor International Distribution Company, a Michigan corporation

     Austin Trailer Equipment Company, a Michigan corporation

     Westran Corporation, a Michigan corporation

                                    ANNEX B

                              FOREIGN SUBSIDIARIES
                              ------- ------------


     Kysor Europe Ltd., a United Kingdom corporation

     Kysor/Asia Ltd., a Korean corporation

     Dynair, Ltd., a United Kingdom corporation

     Kysor Industries, S.A., a Belgium corporation

     Kysor Do Brasil LTDA, a Brazilian corporation

                                 EXHIBIT 1.1(d)

                              OWNED REAL PROPERTY
                              ----- ---- --------


     1.   Plant, warehouse and office located in Byron, Illinois

     2.   Plant and office located in Scottsburg, Indiana

     3.   The following Michigan properties:

          (a)  Cadillac: Plant, warehouse and office
          (b)  Spring Lake: Plant and office
          (c)  Rothbury: Plant, warehouse and office
          (d)  Walker: Plant and office
          (e)  White Pigeon: Plant and office

     4.   Plant and office in Charlotte, North Carolina

                                 EXHIBIT 1.1(e)

                              REAL PROPERTY LEASES
                              ---- -------- ------


     Leases respecting the following facilities:

          (a)  Plant and office located in Hengoed, South Wales
          (b)  Plant and office located in Nailsworth, England
          (c)  Plant and office located in Changwon, South Korea

                                 EXHIBIT 1.1(m)

                                EXCLUDED ASSETS
                                -------- ------


          The Purchased Assets do not include the following assets of Sellers:
(a) except for that which exists within the Foreign Subsidiaries, any cash, investments and other cash equivalents, (b) inter-company accounts (except with respect to the Foreign Subsidiaries, which will be settled within three business days after Closing), (c) the corporate charter, corporate records, seals, stock transfer books, blank stock certificates, minute books and other documents relating to the organization, maintenance and existence of each Seller as a corporation, (d) all qualifications to transact business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, (e) any assets of Sellers relating to their respective operations exclusive of the Business, (f) the equity interest of any Seller in the cogeneration facility located in Cadillac, Michigan, or any proceeds from the sale thereof, (g) the name "Kysor" and any derivatives of that name, and (h) the following amounts received or to be received in connection with the settlement of insurance claims with respect to environmental matters: (i) approximately $500,000 received from Wausau in 1996 (global settlement), (ii) approximately $1,350,000 received from Royal Globe Insurance in January, 1997 (global settlement), and (iii) amounts to be received from Firemen's Fund (global settlement except with respect to Cadillac, MI superfund site (settlement for past costs only)).

                                 EXHIBIT 1.1(n)

                                PERMITTED LIENS
                                --------- -----

          "Permitted Liens" means (a) Liens for water, sewage and similar charges and current taxes and assessments not yet due and payable or being contested in good faith, (b) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business, (c) Liens arising or resulting from any action taken by Parent or the Purchaser, (d) easements, rights of way, restrictions and other similar Liens that do not materially interfere with the ordinary conduct of the operations of any Division or any Subsidiary, (e) any Liens set forth in any leases, agreements or other documents included in the Purchased Assets that evidence the applicable Seller's rights in or to title to a particular Purchased Asset, (f) any Liens associated with the Assumed Liabilities, (g) minor imperfections or defects in title which do not effect the value or use of the Purchased Assets and (h) any other Liens to which Parent or the Purchaser consents in writing.

                                 EXHIBIT 1.2(b)

                              EXCLUDED LIABILITIES
                              -------- -----------


          The following liabilities are Excluded Liabilities: (a) except as provided in Section 1.2(b), any severance or benefit obligations respecting central staff (headquarters) employees of Kysor, (b) liabilities arising under the Termination Agreement between Kysor and Timothy Campbell, (c) liabilities associated with Kysor's equity interest in the cogeneration facility located in Cadillac, Michigan, (d) Sellers' expenses associated with the transactions contemplated by this Agreement to the extent not specifically allocated to Parent or the Purchaser, (e) Sellers' post-Closing contractual obligations under this Agreement, and (f) inter-company accounts (except with respect to the Foreign Subsidiaries, which will be settled within three business days after Closing).

                                 EXHIBIT 4.21
                                 ------------

                             RESTRICTIVE COVENANTS
                             ---------------------

          Section 1. From and after the Closing, each Seller and each of their respective subsidiaries (each, a "Restricted Party" and, collectively, the "Restricted Parties") shall not, except on behalf of the Purchaser, either directly or indirectly, on its own account, or as an independent contractor, consultant, agent, partner, joint venture or owner of any other person, firm, partnership, corporation or other entity, or in any other capacity, in any way:

          (a) Throughout the period of five (5) years from and after the date of this Agreement (the "Term") within the United States of America, including its possessions and territories, or within any foreign country or foreign jurisdiction in which TPG operates or sells any of its products, conduct, engage in or aid or assist anyone in the conduct of a business (or any portion thereof) which is substantially similar or directly competitive with the Business (or any portion thereof), as currently conducted or as currently planned to be conducted during the Term; or

          (b) Throughout the Term solicit, divert, take away or accept orders from, or attempt to solicit, divert, take away or accept orders from, any person, firm, partnership, corporation or other entity, wherever located, for whom any member of TPG performed any services or to whom any member of TPG sold any product within the eighteen (18) month period immediately preceding the date of this Agreement with respect to any product or service which is the same or substantially similar (in either function or use) to the products or services sold or provided during said eighteen (18) month period by any member of TPG in respect of the Business; or

          (c) Throughout the three (3) year period after the date of this Agreement, solicit for employment any person who was employed by or engaged by any Restricted Party with respect to the Business within the twelve (12) month period immediately preceding the date of this Agreement (other than in the course of a general hiring solicitation program which is not specifically targeted, in whole or in part, to employees of the Business or Purchaser); or

          (d) Use for itself or for any other person, firm, corporation, partnership, association or other entity, or divulge or disclose in any manner to any person, firm, corporation, partnership, association or other entity, the methods of operation, financial data, sources of supply, know-how, pricing information, records, books, agreements, techniques, procedures, systems or other trade secrets or confidential or proprietary information included with the Purchased Assets (hereinafter referred to as the "Confidential Information"). Notwithstanding anything to the contrary contained in this Exhibit 4.21, the restrictions on disclosure and use of the Confidential Information shall not apply to (i) information or techniques which are or become available to the public other than through disclosure (whether deliberate or inadvertent) by any Restricted Party in violation of this Section 1 (d); (ii) disclosure of Confidential Information in judicial or administrative proceedings or other requirements of the law to the extent any Restricted Party is legally compelled to disclose such information in the opinion of such Restricted Party's counsel, provided that such Restricted Party shall have used its reasonable efforts to obtain an appropriate protective order or other assurance of confidential treatment for the information required to be so disclosed; (iii) such Confidential Information becomes available to a Restricted Party from a third party who is under no confidential or fiduciary obligation to Purchaser with respect to such Confidential Information or (iv) the disclosure of Confidential information in connection with submitting proof or evidence in any legal or administrative proceeding to enforce any rights or remedies of Sellers under this Agreement or any of the documents contemplated hereby.

Notwithstanding the foregoing, nothing set forth in this Exhibit 4.21 shall prohibit a Restricted Party from: (i) owning for investment purposes not in excess of 5% in the aggregate of any class of capital stock of any corporation if such capital stock is publicly traded and listed on any national or regional stock exchange or quoted on the Nasdaq National Market; and (ii) purchasing, and following such purchase, actively engaging in, any business that has a subsidiary, division, group, franchise or segment that is engaged in any activity that, without taking into account this sentence, cannot be engaged in by a Restricted Party under this Exhibit 4.21, so long as (x) on the date of such purchase not more than 15% of the consolidated revenues of such business are derived from such activity and (y) such business divests itself of such subsidiary, division, group, franchise or segment as soon as practicable after the date of such purchase (but in any event within one year after the date of such purchase).

          Section 2. Each Restricted Party hereby agrees that the periods of time, geographical scope and other limitations provided for in Section 1 above are the minimum such terms necessary to protect the Purchaser and each of its affiliates, successors and assigns in the use and employment of the goodwill respecting the Business. Each Restricted Party further agrees that damages cannot adequately compensate Purchaser in the event of its breach of any of the covenants contained in Section 1 above. Accordingly, each Restricted Party agrees that in the event of a breach of any of such covenants, Purchaser shall be entitled to obtain injunctive relief against such Restricted Party, without bond but upon due notice, in addition to such other relief as may appertain at law or in equity. Obtainment of any such injunction by Purchaser shall not be deemed an election of remedies or a waiver of any right to assert any other remedies Purchaser may have at law or in equity. The existence of any claim or cause of action of any Restricted Party against Purchaser, of whatever nature, shall not constitute a defense of Purchaser's enforcement of the covenants contained in Section 1 above. To the extent any of the covenants contained in
Section 1 above are deemed unenforceable by virtue of their scope, in terms of geographical area or length of time or otherwise, but may be made enforceable by limitations thereon, each Restricted Party agrees that the same shall be enforceable to the fullest extent permissable under the laws and public policies of the jurisdiction in which enforcement is sought. The parties hereto hereby authorize any court of competent jurisdiction to modify or reduce the scope of the covenants contained in Section 1 above to the extent necessary to make such covenants enforceable.